EXHIBIT E

THE BEAR STEARNS COMPANIES INC.
FINANCE AND RISK COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

Purpose of Committee

     The Finance and Risk Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of The Bear Stearns Companies Inc. (the “Corporation”). The purpose of the Committee is to assist the Board in the Board’s oversight of the Corporation’s (1) credit, market and operational risk management, (2) funding, liquidity and liquidity risk management practices, (3) balance sheet and capital management and (4) insurance programs and related risk issues and mitigation.

Committee Membership

     The Committee shall consist of three or more directors of the Corporation. Each member of the Committee in the judgment of the Board shall be an “independent director” as that term is defined in the rules of the New York Stock Exchange (“NYSE”) and the Corporation’s Director Independence Standards and shall satisfy all other conditions that may otherwise be required by applicable law, rule or regulation. Committee members shall be appointed by the Board annually and may be removed with or without cause by action taken by a majority of the whole Board.

Committee Responsibilities

     The Committee’s responsibilities include:

     1. Credit, Market and Operational Risk Management:

  Review and discuss with the Audit Committee the Corporation’s policies and procedures regarding risk assessment and risk management of the Corporation’s trading and investment risks, counterparty credit risks, and operational risks.

  Review and discuss the risk measures (such as value-at-risk) and risk models utilized in evaluating such financial risks, the limit structures and limits in place, and other steps management has taken to monitor and control such risks.

  Review and discuss with the Audit Committee significant risk exposures and trends in each of the aforementioned categories of risk.

     2. Funding, Liquidity and Liquidity Risk Management Practices:

  Oversight of the Corporation’s policies and procedures regarding funding, liquidity and liquidity risk management.

  Analyze and assess limits for the incurrence of debt by the Corporation and its subsidiaries.

  Periodically review the Corporation’s funding profile, including but not limited to relative usage of short-term secured and unsecured funding, recent long-term debt issuance needs and activity and most recent status of liquidity risk metrics.

     3. Balance Sheet and Capital Management:

  Review the Corporation’s framework for balance sheet management, including categories of assets and liabilities and levels of unfunded committed funding obligations.

  Review regulatory capital, firm-wide leverage ratios and similar measures of capital adequacy.

  Review the current status of and trends in balance sheet composition and usage by the Corporation.

     4. Insurance Programs and Related Risk Issues and Mitigation:

  Review and discuss the insurance programs and coverage of the Corporation and its subsidiaries.

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     5. Reporting and Other:

  Making or reviewing any report or filing regarding any of its responsibilities set forth in this charter that may be required by securities rules and regulations or other regulatory body.

  Recommending other matters for consideration to the Board as the Committee deems necessary or appropriate in fulfilling its duties.

Committee Structure and Operations

     A majority of the Committee shall constitute a quorum. The Board shall designate a member of the Committee as its chairman. The Committee may act by a majority vote of the members present at a duly constituted meeting of the Committee or by unanimous written consent. In the absence or disqualification of a member of the Committee, the members present, whether or not they constitute a quorum, may unanimously appoint another independent member of the Board to act at the meeting in the place of an absent or disqualified member. In the event of a “tie” vote on any issue voted upon by the Committee, the Committee chairman’s vote shall decide the issue. The Committee shall meet in person or telephonically at least four times a year, with additional meetings called when deemed necessary or desirable by the Committee or its chairman. The Committee may delegate some or all of its duties to a subcommittee, or to any one member of the Committee. The Committee or a subcommittee thereof may hire outside advisors or counsel at the Corporation’s expense to assist the Committee or subcommittee in the performance of its duties. In addition, the Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee, or subcommittee thereof, to attend a Committee or subcommittee meeting and to provide such pertinent information as may be requested by the Committee. The Committee shall report to the Board with respect to the Committee’s meetings and activities and shall make recommendations to the Board with respect to the issues reviewed by the Committee, as the Committee deems appropriate.

Performance Evaluation

     Each year the Committee shall conduct a self-evaluation. In this regard, the Committee shall compare its performance with the provisions of this Charter and recommend changes, as the Committee deems necessary or appropriate, to the Board. The Committee shall report the results of the evaluation to the Board in such manner as the Committee shall determine.

General

     The Committee shall have and may exercise all powers, authority and responsibilities as the Board shall determine and as may be properly granted to the Committee under the laws of the State of Delaware and the Corporation’s Certificate of Incorporation and By-laws. Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of any member of the Committee, except to the extent otherwise provided under applicable law of the State of Delaware, which sets the legal standard for the conduct of the members of the Committee.

Approved by the Board of Directors on March 22, 2007

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